Exhibit 99(a)

BNC Bancorp Reports 4% Increase in First Quarter Earnings

THOMASVILLE, N.C., May 3 /PRNewswire-FirstCall/ — BNC Bancorp (Nasdaq: BNCN) today reported operating results for the quarter ended March 31, 2004.

For the quarter ended March 31, 2004, the Company reported net income of $779,000, an increase of 4% when compared to the $752,000 reported for the comparable quarter in 2003. Diluted earnings per share increased to $0.21 for the quarter, a 5% increase when compared to $0.20 reported for the same quarter in 2003. The per share amounts for the 2003 quarter have been retroactively adjusted for the 10% stock dividend paid to shareholders on September 15, 2003.

Total assets as of March 31, 2004 were $407.5 million, an increase of 27% compared to the $321.9 million as of March 31, 2003. Total loans on March 31, 2004 were $336.0 million, an increase of 41% from the $238.4 million reported as of March 31, 2003. Deposits increased 19% over the same one-year period. Compared to balances at December 31, 2003, total loans increased $32.3 million, or 11% during the first quarter of 2004.

Commenting on these results, W. Swope Montgomery, Jr., President and CEO, said, “We are extremely pleased with the growth in our loan portfolio during the first quarter. This marks the second quarter during which our loan portfolio has increased by over $32 million. As mentioned in our annual report to shareholders, the majority of this growth is comprised of variable rate loans, which has positioned our Company to take advantage of future rate increases which appear imminent.”

Mr. Montgomery continued, “While our increase in net income of 4% for the quarter is much less than our historic trend, we are very pleased to show an increase of this magnitude during a time when many of our peers are reporting numbers below prior year results. The impact of the rapid decline in income from mortgage refinancing activity made this quarter one of the toughest in recent memory for our industry. Understanding that the refinance boom would not last forever, management implemented a plan during 2003 to maintain our earnings momentum. First, we took steps to expand our ability to generate quality assets as a means of outgrowing the expected decline in mortgage fee income. This was accomplished by opening loan production offices in High Point and Salisbury, North Carolina. The second phase was to emphasize variable rate pricing on the majority of this loan growth. This has allowed us to originate quality assets during an historically low interest rate environment, without sacrificing the long-term economics associated with this loan growth. When the Federal Reserve begins to increase rates, the full impact of our strategy will be realized.”

“As anticipated, a significant portion of the mortgage refinance activity has softened over the last nine months. While this slowdown is having a short-term impact on our Company, as well as the entire industry, we believe that the strategic initiatives from 2003 will work to enhance our performance in the second half of 2004 and beyond.”

BNC Bancorp is the parent company of Bank of North Carolina, a $407 million commercial bank that provides a complete line of banking and financial services to individuals and businesses through full-service banking offices located in the cities of Thomasville, Archdale, Lexington, Kernersville and Oak Ridge, North Carolina. In addition, the Bank operates commercial loan production offices in High Point and Salisbury, North Carolina, and mortgage production offices in Winston-Salem and Mt. Airy, North Carolina. Bank of North Carolina is insured by the FDIC and is an equal housing lender. BNC Bancorp’s stock is quoted in the Nasdaq Small-Cap market under the symbol “BNCN.”

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections. Please refer to BNC Bancorp’s filings with the Securities and Exchange Commission for a summary of important factors that could affect BNC Bancorp’s forward-looking statements. BNC Bancorp undertakes no obligation to revise these statements following the date of this press release.

QUARTERLY PERFORMANCE SUMMARY BNC BANCORP
(Dollars in thousands, except per share and share data)
	For the Three Months Ended
	March 31, 2004	March 31, 2003	% Change
SUMMARY STATEMENTS OF OPERATIONS
Interest income	$ 4,987	$ 4,323	15.4%
Interest expense	1,596	1,558	2.4
Net interest income	3,390	2,765	22.6
Provision for loan losses	120	135	(11.1)
Net interest income after
provision for loan losses	3,270	2,630	24.3
Noninterest income	635	824	(22.9)
Noninterest expense	2,832	2,347	20.7
Income before income tax expense	1,074	1,107	(3.0)
Provision for income taxes	295	355	(16.9)
Net income	779	752	3.6

PER SHARE DATA
Earnings per share, basic	$ 0.22	$ 0.21	4.8%
Earnings per share, diluted	0.21	0.20	5.0
Weighted average number of common
shares outstanding:
Basic	3,493,046	3,555,160
Diluted	3,723,795	3,719,079

PERFORMANCE RATIOS
Return on average assets	0.81%	0.99%
Return on average equity	11.43%	11.88%
Return on average tangible equity	13.12%	13.79%
Net yield on earning assets
(taxable equivalent)	3.81%	4.25%
Average equity to average assets	7.05%	8.36%
Allowance for loan losses as a
percentage of total loans, end of
period	1.39%	1.88%
Non-performing assets to total
assets, end of period	0.43%	0.22%
Ratio of net charge-offs to
average loans outstanding	0.02%	0.00%

QUARTERLY PERFORMANCE SUMMARY BNC BANCORP
(Dollars in thousands)
	As of
	March 31, 2004	March 31, 2003	% Change
SELECTED BALANCE SHEET DATA
End of period balances
Total loans	$336,040	$238,383	41.0%
Allowance for loan losses	4,654	4,550	2.3
Loans, net of allowance for loan
losses	331,386	233,833	41.7
Securities, available for sale	31,642	27,427	15.4
Total Assets	407,547	321,947	26.6

Deposits:
Noninterest-bearing deposits	35,844	29,784	20.4
Interest-bearing demand and
savings	152,110	126,813	20.0
CD’s and other time deposits	133,666	113,464	17.8
Total Deposits	321,620	270,061	19.1
Borrowed Funds	45,249	24,480	84.8
Trust Preferred Securities	11,000	—	100.0
Total interest-bearing liabilities	342,025	264,757	29.2
Shareholders’ Equity	27,527	25,443	8.2

SOURCE BNC Bancorp
-0- 05/03/2004
/CONTACT: W. Swope Montgomery, Jr., President and CEO of BNC Bancorp, +1-336-476-9200/
/Web site: http://www.bankofnc.com /
(BNCN)

CO: BNC Bancorp ST: North Carolina IN: FIN SU: ERN